  Exhibit 99.1

JOINT FILING AGREEMENT

March 12, 2018

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Variable Rate Demand Preferred Shares of Nuveen New Jersey Quality Municipal Income Fund, a Massachusetts business trust, unless and until a Reporting Person shall give written notice to the other Reporting Persons that it wishes to make separate Schedule 13D filings. The undersigned hereby further agree that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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SIGNATURES

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the date first written above.

TORONTO DOMINION INVESTMENTS, INC.

By:	/s/ Nancy Haraf
Name:	Nancy Haraf
Title:	Vice President & Treasurer

TORONTO DOMINION HOLDINGS (U.S.A.), INC.

By:	/s/ Paul Beltrame
Name:	Paul Beltrame
Title:	Vice President & Chief Operating Officer

TD GROUP US HOLDINGS LLC

By:	/s/ Geoffrey Ryan
Name:	Geoffrey Ryan
Title:	Assistant Corporate Secretary

THE TORONTO-DOMINION BANK

By:	/s/ Paul Beltrame
Name:	Paul Beltrame
Title:	Vice President